Exhibit 99.1

Midas Takes Restructuring Charge for Closing 6 Unprofitable Company Shops; Media Shift Affects Fourth Quarter Retail Sales; Company
Re-Affirms 2006 Guidance

    ITASCA, Ill.--(BUSINESS WIRE)--Feb. 5, 2007--Midas, Inc.
(NYSE:MDS) reported that it will take a restructuring charge of $1.9 million in the fourth quarter related to closing six unprofitable company-owned shops in Florida. The shops were closed in late December and were in greater Tampa, Jacksonville and Stuart.

    Midas continues to operate 65 company-owned shops, including 33 in Florida.

    "We closed these shops after three years of attempting to grow retail sales at those locations," said Alan D. Feldman, Midas' chairman and chief executive officer. "The poor demographics of those locations, combined with the tough automotive environment of 2006, led us to conclude that our efforts could be better directed elsewhere.

    "Unfortunately, the retail sales weakness was not limited to our own shops in Florida," Feldman said. "High gas prices last spring and summer had a negative impact on our business overall as consumers delayed spending on automotive service."

    As gas prices eased beginning in late summer, Midas shifted some of its advertising spending from the fourth quarter into September in support of a promotion offering brakes at $89.95.

    "As a result of heavy television support, Midas' U.S. comparable shop sales increased by more than five percent in September, led by an increase in brakes of more than seven percent during our aggressive brake promotion," Feldman said.

    "But, sales fell again when our advertising went off the air in October, and sales have remained weak into January," he said.

    "Because of our heavy advertising commitment in September, we were not able to be on television for as much of the fourth quarter or at the exposure levels we were in 2005, which adversely affected our 2006 retail sales in U.S. shops," Feldman said. "We expect to report declines in U.S. comparable shop sales of 1.7 percent for the fourth quarter and 1.5 percent for the full year."

    Midas returns to network and cable television in mid-February, with an aggressive media schedule that continues into the fall.

    "We expect to see an increase in U.S. retail sales when we return to the airwaves in February, because Midas customers historically respond positively to value promotions, particularly in brakes, which make up more than 40 percent of our retail mix," Feldman said.

    Feldman said that despite these disappointing fourth quarter retail sales results, Midas is re-affirming its previous guidance for 2006 full-year operating income in the range of $29 to $30 million, excluding the effects of exhaust-related operating losses, restructuring charges, incremental SFAS 123R stock options expenses and gains on asset sales.

    Full-year earnings per diluted share are expected to be between $0.64 and $0.68 per share, including the $0.04 impact of exhaust-related losses and the $0.08 in stock option expense. With the additional fourth quarter restructuring costs, these restructuring costs now offset full-year gains from asset sales.

    The company said it was able to meet its sales and income targets in 2006, primarily because of tight expense control.

    The company expects to report its 2006 results on March 1, when the company also expects to provide full-year 2007 guidance.

    Midas (www.midasinc.com) is one of the world's largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at nearly 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including nearly 1,800 in the United States and Canada.

    FORWARD LOOKING STATEMENTS AND RISK FACTORS

    This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2005 annual report on Form 10-K and subsequent filings.

    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016